As filed with the Securities and Exchange Commission on October 5, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ev3 Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	32-0138874
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

4600 Nathan Lane North

Plymouth, Minnesota 55442

(763) 398-7000

(Address of Registrant’s Principal Executive Office) (Zip Code)

ev3 LLC 2003 Incentive Plan

(Full title of the plan)

L. Cecily Hines

Vice President, Secretary and Chief Legal Officer

ev3 Inc.

4600 Nathan Lane North

Plymouth, Minnesota 55442

(763) 398-7000

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies requested to:

Amy E. Culbert, Esq.

Oppenheimer Wolff & Donnelly LLP

45 South Seventh Street, Suite 3300

Minneapolis, Minnesota 55402-1509

(612) 607-7287

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,907,598 shares	$11.28	$21,517,705	$2,532.64	(3)

(1)          The number of shares of common stock, $0.01 par value per share (“Common Stock”), stated above consists of the aggregate number of shares not previously registered which may hereafter be issued under the ev3 LLC 2003 Incentive Plan (the “Plan”) upon the exercise of outstanding options granted under the Plan.  The maximum number of shares of Common Stock that may be sold upon the exercise of outstanding options granted under the Plan is subject to adjustment in accordance with certain provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of Common Stock.

(2)          Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based upon the weighted average exercise price (rounded to the nearest cent) of the outstanding options granted under the Plan.

(3)          The Registrant previously paid a filing fee of $27,071 in connection with the Registration Statement on Form S-1 (File No. 333-123851) filed by the Registrant on April 5, 2005, for the registration of $230,000,000 shares of common stock.  Prior to the termination of the Registrant’s initial public offering under the Form S-1 Registration Statement, $167,650,000 shares of common stock were sold thereunder.  Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting $2,532.64 of the filing fee due in connection with this Registration Statement from the $7,338 portion of the filing fee that was previously paid in connection with the Form S-1 Registration Statement and associated with the unsold securities thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2003 Incentive Plan of ev3 Inc., a Delaware corporation (the “Company” or the “Registrant”), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(a)                                  The Company’s Prospectus, filed on June 17, 2005 pursuant to Rule 424(b) under the Securities Act, relating to the Company’s Registration Statement on Form S-1, as amended (File No. 333-123851);

(b)                                 The Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005;

(c)                                  The Company’s Current Report on Form 8-K filed on June 27, 2005 and August 26, 2005; and

(d)                                 The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. No. 000-51348) filed with the Commission on June 8, 2005 under Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed with the Commission by the Company (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration

Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

The Company’s amended and restated certificate of incorporation, as amended, provides that it will, and Delaware law permits the Company to, under certain situations, indemnify any of its directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, incurred by the person in connection with the proceeding if certain statutory standards are met.  Any of these persons is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.  A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company.  Reference is made to Section 145 of the Delaware General Corporation Law and the Company’s amended and restated certificate of incorporation, as amended.

The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.  In addition, the Company’s consulting agreement with Dale A. Spencer, one of the Company’s directors, provides that he will be indemnified to the fullest extent permitted by the Delaware General Corporation Law, for any liabilities, costs or expenses arising out of Mr. Spencer’s association with the Company, except to the extent that such liabilities, costs or expenses arise under or are related to Mr. Spencer’s gross negligence or willful misconduct.  The Company’s change in control agreements with each of Michael E. Cameron, James M. Corbett, Stacy Enxing Seng, Pascal E. R. Girin, Gerald B. Gollinger, L. Cecily Hines, Tamima F. Itani, Virginia M. Kirby, Gregory Morrison, Craig G. Palmer, Jeffrey J. Peters, Peter Schaubach, Dale A. Spencer and Thomas C. Wilder III provide that, in addition to any other indemnification obligations that the Company may have, if, following a change in control (as defined in such agreements), any of such individuals incurs damages, costs or expenses (including, without limitation, judgments, fines and reasonable attorney’s fees) as a result of such individual’s service to the Company or status as an officer and employee of the Company, such individual will be indemnified by the Company to the fullest extent permitted by law, except to the extent that such damages, costs or expenses arose as a result of such individual’s gross negligence or willful misconduct.

Prior to the consummation of the initial public offering of the Company’s common stock, ev3 LLC, a former Delaware limited liability company and the Company’s former parent company, merged with and into the Company and the Company became the holding company of ev3 LLC’s subsidiaries.  The operating agreement of ev3 LLC provides that ev3 LLC shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of ev3 LLC under certain circumstances) by reason of the fact that the person is or was a member of the board of managers, officer, employee or agent of ev3 LLC, or is or was serving at the request of ev3 LLC as a member of the board, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of ev3 LLC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In connection with ev3 LLC’s merger with and into the Company, the operating agreement was terminated except for the indemnification obligations, which survived termination of the operating agreement.

The Company has entered into agreements with its directors, executive officers and certain other employees regarding indemnification, in addition to indemnification provided for in the Company’s amended and restated certificate of incorporation, as amended, and intends to enter into indemnification agreements with any new directors and executive officers in the future.  Under these agreements, the Company is required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of the Company’s directors, officers or employees.  The Company will be obligated to pay these amounts only if the officer, director or employee acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company’s best interests.  With respect to any criminal proceeding, the Company will be obligated to pay these amounts only if the officer, director or employee had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of ev3 Inc. (incorporated by reference to Exhibit 3.1 to ev3’s Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-123851))

4.2

Amendment to Amended and Restated Certificate of Incorporation of ev3 Inc. (incorporated by reference to Exhibit 99.1 to ev3’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2005 (File No. 000-51348))

4.3	Amended and Restated Bylaws of ev3 Inc. (incorporated by reference to Exhibit 3.3 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 (File No. 000-51348))

4.4

Holders Agreement, dated as of August 29, 2003, among the institutional investors listed on Schedule I thereto, Dale A. Spencer, Paul Buckman, the individuals whose names and addresses appear from time to time on Schedule II thereto, the individuals whose names and addresses appear from time to time on Schedule III thereto and ev3 LLC (incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Registration

Statement on Form S-1 (File No. 333-123851))

4.5

Operating Agreement of ev3 LLC, dated as of August 29, 2003, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto (incorporated by reference to Exhibit 4.3 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.6

Amendment No. 1 to Operating Agreement of ev3 LLC, dated as of March 1, 2005, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto (incorporated by reference to Exhibit 4.4 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.7

Registration Rights Agreement, dated as of June 21, 2005, by and among ev3 Inc., Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other investors party thereto (incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 (File No. 000-51348))

4.8	ev3 LLC 2003 Incentive Plan (incorporated by reference to Exhibit 10.16 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP*

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Ernst & Young LLP*

23.3	Consent of PricewaterhouseCoopers LLP*

23.4	Consent of Oppenheimer Wolff & Donnelly LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith

Item 9.  Undertakings

(a)                                  The undersigned registrant hereby undertakes as follows:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on October 5, 2005.

ev3 Inc.

By:	/s/ James M. Corbett
Name: James M. Corbett
Title: Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints James M. Corbett, Thomas E. Timbie and L. Cecily Hines, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James M. Corbett	Chief Executive Officer, President and	October 5, 2005
James M. Corbett	Director (Principal Executive Officer)

/s/ Patrick D. Spangler	Chief Financial Officer (Principal	October 5, 2005
Patrick D. Spangler	Financial and Accounting Officer)

/s/ Haywood D. Cochrane	Director	October 3, 2005
Haywood D. Cochrane

/s/ Richard B. Emmitt	Director	October 3, 2005
Richard B. Emmitt

/s/ Douglas W. Kohrs	Director	October 3, 2005
Douglas W. Kohrs

Signature	Title	Date

/s/ Dale A. Spencer	Director	October 3, 2005
Dale A. Spencer

/s/ Thomas E. Timbie	Director	October 4, 2005
Thomas E. Timbie

/s/ Elizabeth H. Weatherman	Director	October 3, 2005
Elizabeth H. Weatherman

ev3 Inc.
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Amended and Restated Certificate of Incorporation of ev3 Inc.	Incorporated by reference to Exhibit 3.1 to ev3’s Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-123851)

4.2	Amendment to Amended and Restated Certificate of Incorporation of ev3 Inc.	Incorporated by reference to Exhibit 99.1 to ev3’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2005 (File No. 000-51348),

4.3	Amended and Restated Bylaws of ev3 Inc.	Incorporated by reference to Exhibit 3.3 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 (File No. 000-51348)

4.4

Holders Agreement, dated as of August 29, 2003, among the institutional investors listed on Schedule I thereto, Dale A. Spencer, Paul Buckman, the individuals whose names and addresses appear from time to time on Schedule II thereto, the individuals whose names and addresses appear from time to time on Schedule III thereto and ev3 LLC

Incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)

4.5

Operating Agreement of ev3 LLC, dated as of August 29, 2003, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto

Incorporated by reference to Exhibit 4.3 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)

4.6

Amendment No. 1 to Operating Agreement of ev3 LLC, dated as of March 1, 2005, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto

Incorporated by reference to Exhibit 4.4 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)

Exhibit No.	Description	Method of Filing
4.7

Registration Rights Agreement, dated as of June 21, 2005, by and among ev3 Inc., Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other investors party thereto

Incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 (File No. 000-51348)

4.8	ev3 LLC 2003 Incentive Plan	Incorporated by reference to Exhibit 10.16 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.2	Consent of Ernst & Young LLP	Filed herewith

23.3	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.4	Consent of Oppenheimer Wolff & Donnelly LLP	Included as part of Exhibit 5.1

24.1	Power of Attorney	Included on the signature page to this Registration Statement